Exhibit 10.4

EMPLOYMENT AGREEMENT

Made as of February 25, 2011

Between

Wescom Solutions Inc.

as Corporation

and

Michael Wessinger

as Executive

EMPLOYMENT AGREEMENT

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EMPLOYMENT AGREEMENT

This Agreement is made as of February 25, 2011 (the “Effective Date”), between

Wescom Solutions Inc.

(the “Corporation”)

and

Michael Wessinger

(the “Executive”)

RECITALS

A. The Executive has been employed by the Corporation since August 23, 1995 as CEO, President and Secretary.

B. Pursuant to that certain Class A Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated February 25, 2011, by and among the Employee, Wescom Inc. (“Parent”), the Purchaser and Investors (each as defined therein) and certain other parties, the Investors will invest equity into Parent (the “Transaction”).

C. As a condition of the Transaction, Parent requires that the Executive enter into this employment agreement on the terms and conditions contained herein.

D. The Executive is a shareholder of Parent and will benefit personally from the Transaction.

E. The Investors are only willing to enter into this Agreement on the basis that the Executive observe the restrictive covenants set out in the attached Employee Confidentiality and Assignment Agreement which have been negotiated in good faith and which the Executive acknowledges as being reasonable given the nature of his position.

F. The Executive acknowledges that he has received fair consideration for entering into this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

EMPLOYMENT AGREEMENT

ARTICLE 2 — TERM AND POSITION

2.1 Term. Commencing on the Effective Date, the Executive’s employment as CEO, President and Secretary, shall continue for an indefinite term (the “Term”) and on terms and conditions contained herein.

2.2 Position. The Executive shall serve as the CEO, President and Secretary and shall perform such duties and exercise such powers as may from time to time be assigned to or vested in him by the by-laws of the Corporation or the board of directors of Parent (the “Board of Directors”).

ARTICLE 3 — THE EXECUTIVE’S OBLIGATIONS

3.1 Full Time and Efforts. During the Term, the Executive shall devote all of his full time, efforts and attention to the business and affairs of the Corporation and use his best efforts to promote the success of the Corporation. The Executive will, at all times, act in the best interests of the Corporation. The Executive shall not, without the prior written approval of the Board of Directors, accept any other employment or serve as a director of any business other than the Corporation, except in the capacity of an investor of money and so long as such monetary investment does not affect the conduct of the Executive’s duties as set forth in this Agreement.

3.2 Compliance with policies. The Executive shall comply with all policies, rules and regulations of the Corporation as such policies, rules and regulations may be implemented or amended by the Corporation, from time to time.

ARTICLE 4 — PLACE OF PERFORMANCE

4.1 Place of Performance. In connection with the Executive’s employment by the Corporation, the Executive shall be based at the Corporation’s principal executive offices located in Greater Toronto Area, in the Province of Ontario.

ARTICLE 5 — THE EXECUTIVE’S COMPENSATION

5.1 Base Salary. The Executive shall be compensated by the Corporation at a base rate of $300,000 per annum (the “Base Salary”). The Base Salary will be reviewed annually at the end of each fiscal year during the Term of employment.

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5.2 Additional Remuneration. The Executive will also be eligible to receive an annual cash bonus of up to 60% of the Executive’s Base Salary for each fiscal year (the “Annual Bonus”), less withholding required by law, based on performance criteria established by the Board of Directors, which criteria shall be subject to change from year to year, in the discretion of the Board of Directors. Annual Bonus criteria shall be determined by the Board of Directors or any committee to whom the Board of Directors has delegated said responsibility, by no later than the first 60 days in each fiscal year. Except as otherwise determined by the Board of Directors or set forth herein, the Executive’s Annual Bonus will be paid only if the Executive is actively employed by and in good standing with the Corporation at the time of such bonus payments. Any period of notice which was given or ought to have been given, will not be deemed to be active employment.

5.3 Health and Welfare Benefits. During the Term, the Executive shall be entitled to participate in all of the Corporation’s benefit plans, programs or arrangements, including without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit bonuses, disability benefits, health and life insurance which shall be established by the Corporation for, or made available to, its senior executives and to such other benefits and prerequisites as are specifically set forth herein in accordance with the terms as contained in such plans (the “Corporation’s Benefit Plan”). During the Term, the Corporation will also provide the Executive with personal life insurance coverage of three times the Executive’s Base Salary.

5.4 Annual Vacation. The Executive shall be entitled to 6 weeks annual vacation per year at times mutually agreed to by the Executive and the Board of Directors.

5.5 Stock Option Agreement. In addition, in the future, if Parent adopts and implements a stock option plan for officers, employees and directors, the Executive shall be eligible to participate in such stock option plan, at the discretion of the Board of Directors and pursuant to the terms and conditions as contained in such stock option plan

5.6 Pension Plan. The Corporation will pay 2% of the Executive’s Base Salary into an individual RRSP, to the maximum amount that Canada Revenue Agency permits in any calendar year, without any carry-over for prior unused contributions or any amount which would be in excess of the prescribed CRA limit.

5.7 Cellular Phone / Pager / Home Office Internet Connection. The Corporation will pay 100% of the Executive’s cellular phone, pager and home office internet connections on a monthly basis.

5.8 Expense Reimbursement. The Executive shall be reimbursed in accordance with the Corporation’s policies for all out of pocket business expenses actually and properly incurred in the course of his duties under this Agreement on behalf of the Corporation. No reimbursement shall be made unless the Executive has retained the original invoice relating to the expense for which reimbursement is claimed and remitted such invoice to the Corporation.

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ARTICLE 6 — TERMINATION

6.1 Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Corporation determines in good faith that a Permanent Disability of the Executive has occurred during the Term (pursuant to the definition of Permanent Disability set forth below), it may provide the Executive with written notice in accordance with Article 8.3 of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Permanent Disability” shall have such meaning as under the Corporation’s disability plan in which the Executive participates or, if the Executive does not participate in any such plan, shall mean the absence of the Executive from the Executive’s duties with the Corporation on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive’s legal representative.

6.2 Cause. The Corporation may terminate the Executive’s employment during the Term either with or without Cause. For purposes of this Agreement “Cause” shall mean:

(i)	the failure of the Executive to perform the Executive’s duties with the Corporation or any affiliated entity (other than any such failure resulting from incapacity due to physical or mental illness), provided that such conduct is not cured within a period of 30 days from the date the Executive is notified in writing by the Corporation;

(ii)	any illegal conduct or gross misconduct on the part of the Executive which may be injurious to the Corporation;

(iii)	the Executive’s conviction of, or plea of guilty or no contest to, a charge of an indictable offence in Canada or comparable offence elsewhere in the world; or

(iv)	the Executive’s material breach of any of the provisions of the Employee Confidentiality and Assignment Agreement; or

(v)	any act or omission on the part of the Executive which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee including but not limited to, a material breach of this Agreement.

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The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire voting membership of the Board of Directors, other than Executive, if the Executive is a member of the Board of Directors.

6.3 Good Reason. Subject to the limitations in the immediately following sentence, the Executive’s employment may be terminated by the Executive during the Term with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean (in the absence of the written consent of the Executive) the occurrence of any of the following events or circumstances:

(i)	the assignment to the Executive of any duties inconsistent with the Executive’s (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any action by the Corporation which results in a diminution in any of the foregoing, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Corporation within 30 days of receipt of notice given by the Executive;

(ii)	the Corporation’s transfer of the Executive’s primary office by more than 50 miles from the location set forth in Article 4 of this Agreement; or

(iii)	any material breach of this Agreement by the Corporation which is not cured within 30 days of receipt of notice given by the Executive.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iii) shall not affect the Executive’s ability to terminate his employment for Good Reason and the Executive’s death following delivery of a Notice of Termination of Good Reason shall not affect the Executive’s estate’s entitlement to any severance payments or benefits under Article 7 of this Agreement.

6.4 Notice of Termination. Any termination by the Corporation for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Article 8.3 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Corporation to set forth in the Notice

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of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Corporation, respectively, hereunder or preclude the Executive or the Corporation, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Corporation’s rights hereunder.

6.5 Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Corporation for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Corporation other than for Cause or Permanent Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Permanent Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

ARTICLE 7 — OBLIGATIONS OF CORPORATION ON TERMINATION

7.1 Good Reason; Without Cause. In the event the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason and subject to the receipt by the Corporation of an originally executed “waiver and release” (in the form as attached hereto as Exhibit “A”) within 5 days of the Date of Termination, the Corporation shall provide to the Executive the following:

(i) a payment equivalent to (x) one month per year of service, to a maximum of 18 months (the “Notice Period”), of the Executive’s Base Salary plus (y) 50% of the Executive’s eligible target annual bonus amount for the then-current year to be paid in equal installments in the form of salary continuation during the Notice Period in accordance with the Corporation’s regular payroll practices;

(ii) the sum of (1) the Executive’s Base Salary through the Date of Termination to the extent unpaid, (2) any Annual Bonus which has been accrued and earned from the previous fiscal year but unpaid, to be paid in equal installments for the length of the Notice Period practices, (3) any accrued and unused vacation pay owing to the Date of Termination and (4) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”); and

(iii) the Executive and any eligible dependants shall continue to participate in Corporation’s Benefit Plans for the length of the Notice Period, to the extent permitted by the insurer and in accordance with the terms of such plans.

7.2 Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

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7.3 Permanent Disability. If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, which shall be paid to the Executive in a lump sum in cash within 30 days of the date of termination.

7.4 Cause; Other than for Good Reason. If (i) the Executive’s employment shall be terminated for Cause or (ii) the Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the Accrued Obligations. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

7.5 Full Settlement; The Executive agrees that any payments made are inclusive of and in full satisfaction of any termination and/or severance payments that may be required under the relevant employment standards legislation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

ARTICLE 8 — MISCELLANEOUS

8.1 Modifications and Amendments. No provisions of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing signed by the Executive and the Board of Directors of the Corporation.

8.2 Entire Agreement. This Agreement and the Employee Confidentiality and Assignment Agreements contains all the terms and conditions agreed upon by the parties hereto and supersedes any and all prior agreements and understandings.

8.3 Notices. All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one party to any other party, or to any other person shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party as follows:

(a)	To the Corporation at:	Wescom Solutions Inc. 6975 Creditview Road, Unit #4 Mississauga, Ontario L5N 8E9 Attention: Board of Directors 905-858-2248

(b)	To the Executive at:	193 Wyndham Street Mississauga, Ontario L5M 1N4

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All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, 48 hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received 48 hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted all Notices shall be given by personal delivery or by facsimile transmission.

8.4 Law Governing. This Agreement shall be subject to and governed by the laws of the Province of Ontario. The courts of Ontario shall have exclusive jurisdiction with respect to any dispute or other matter arising hereunder.

8.5 Severability. The invalidity, illegality or unenforceability of any provision in this Agreement shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions of this Agreement.

8.6 Consultation with Counsel. The Executive acknowledges that he has had sufficient time to read and understand this Agreement, and that he has been advised to obtain, and that he has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement.

8.7 Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have executed this Agreement this 25th day of February, 2011.

SIGNED, SEALED AND DELIVERED in the presence of:	)
)
)
)
	)	/s/ Michael Wessinger
Witness:	)	Michael Wessinger
)
)

WESCOM SOLUTIONS INC.

		By:	/s/ David Belbeck
		Name:	David Belbeck
		Title:	CFO

I HAVE AUTHORITY TO BIND THE CORPORATION

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